                                                                    EXHIBIT 6.8

                          LOAN RESTRUCTURING AGREEMENT

     THIS LOAN RESTRUCTURING AGREEMENT (this "Agreement") is made as of the 18th day of November, 1998, by and among the MACTARNAHAN LIMITED PARTNERSHIP, an Oregon limited partnership ("Lender"), HARMER MILL & LOGGING SUPPLY CO., an Oregon corporation ("Guarantor") and PORTLAND BREWING COMPANY, an Oregon corporation ("Borrower").

RECITALS.

     A. Borrower is obligated to Lender, under and pursuant to that certain Business Loan Agreement dated as of December 15, 1995, between Borrower and Bank of America NT & SA, as amended (a) in six amendments numbered one through five, and seven (a number six having never been executed), and dated as of July 23, 1996, December 19, 1996, March 27, 1997, April 23, 1997,
November 24, 1997, and May, 1998, respectively, the lender's interest in which was assigned to and assumed by Lender pursuant to an Assignment of Interest under Loan Documents -Private, dated as of August 17, 1998 (the "Assumption Agreement"), and as further amended (b) in that certain Credit and Forbearance Agreement (the "Forbearance Agreement") between Borrower and Lender dated August 17, 1998. Such Business Loan Agreement, as amended by the documents listed in clauses (a) and (b), is herein referred to as the "Loan Agreement."

     B. Borrower is the maker of that certain $600,000.00 promissory note given by Borrower to Lender, dated August 17, 1998 (the "Demand Note"). All sums advanced by Lender to Borrower pursuant to the Forbearance Agreement, and evidenced by such Demand Note, together with any and all interests and changes thereon, have been paid and satisfied in full.

     C. The Loan Agreement is secured by that certain Security Agreement (Receivables, Inventory and Equipment) dated as of December 15, 1995 (the "Security Agreement"), and by a UCC-1 Financing Statement recorded with the Oregon Secretary of State on December 21, 1995, and a UCC-1A Financing Statement recorded in Multnomah County on December 27, 1996 (together with the Security Agreement, the "Security Instruments"), all of which were assigned to Lender pursuant to the Assumption Agreement. The Loan Agreement and the Security Instruments are herein together referred to as the "Loan Documents."

     D. Under the Loan Documents Borrower is indebted to Lender under three facilities, originally consisting of a revolving line of credit (the "Revolving Line") and two fixed term loans (the "Term Loans"); all of such facilities are due and payable on Lender's demand made any time on or after September 1, 1998.

     E. Pursuant to the Forbearance Agreement, Lender agreed to forebear until August 31, 1998, from exercising any remedies available to it under the Loan Documents arising by reason of Borrower's existing defaults thereunder to enable Borrower to pursue negotiations with other financial institutions to extend credit to Borrower so that Borrower could pay and retire all or a portion of Borrower's indebtedness to Lender.

     F. Borrower has procured a $600,000 replacement facility for the Revolving Line (the "BNW Credit Line") from Bank of the Northwest (the "Bank") as evidenced by that certain note and credit agreement, each dated September 2, 1998, given by Borrower to the Bank (together, the "Bank Loan Documents").

     G. By a Commercial Guarantee dated September 2, 1998 (the "Guarantee"), given by Guarantor to the Bank, Guarantor has agreed to act as a primary guarantor on the BNW Credit Line, as more particularly set forth in the Guarantee and in the Bank Loan Documents. The Guarantee is secured by that certain $600,000

Certificate of Deposit # 0109006895 issued by the Bank in the name of Guarantor (the "CD") and pledged by Guarantor to the Bank under that certain Assignment of Deposit Account dated September 2, 1998 (the "Pledge Agreement"). Upon a default by Borrower in its obligations to the Bank under the Bank Loan Documents, the Bank is entitled to redeem the CD and apply sums payable upon such redemption to cure any default by Borrower in its obligations under the Bank Loan Documents, which application will be in discharge, in whole or in part, of Guarantor's obligations under the Guarantee.

     H. Borrower has requested that (i) Lender release and forever discharge Borrower from its obligations evidenced by the Loan Agreement, in exchange for Borrower's execution and delivery to Lender of Borrower's term promissory note in the amount of $2,100,000.00, to be secured by the Security Instruments, and (ii) Guarantor undertake to keep in effect, and perform its obligations under, the Guarantee and Pledge Agreement. Lender is willing to grant such release and discharge, and Guarantor is willing to make such accommodations, subject, however, to the terms, and satisfaction of the conditions, stated in this Agreement.

AGREEMENT.

     NOW THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties agree:

     1. BORROWER'S REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants to and for the benefit of Lender and Guarantor, and with the knowledge that Lender and Guarantor are relying hereon in entering into this Agreement and granting the accommodations herein contained:

          1.1  AGREEMENTS IN EFFECT; NO DEFAULTS.  Except as set forth in
Schedule 1.1, the Loan Documents, and each of them, is in full force and effect and unmodified.

          1.2 OUTSTANDING OBLIGATIONS. Attached as Schedule 1.2 to this Agreement is a true and correct summary of the current status of each of the credit facilities outstanding under the Loan Documents, including, without limitation, the outstanding principal balance of each such facility, the rate at which interest is accruing thereunder, the amount of outstanding interest accrued thereunder and the amount of any payment past due thereunder.

          1.3 FINANCIAL STATEMENTS. The Company's financial statements, consisting of the items listed in Schedule 1.3, dated as of September 30, 1998, in the forms previously provided to Lender and Guarantor, accurately reflect the Company's financial status and results of operations as of the date thereof and, except for (a) transactions in the normal course of business occurring after such date and (b) transactions outside the normal course of business after such date that have been approved by a vote of the Company's Board of Directors at a duly convened meeting (or by a unanimous written consent of the Board in lieu of such a meeting), such September 30, 1998, statements continue to reflect accurately the Company's financial status and results of operations.

          1.4 STOCK OWNERSHIP. There is issued and outstanding, and held of record in the name of each shareholder identified in Schedule 1.4, that number of shares of the Company's voting capital stock, or the right to acquire that number of shares of the Company's voting capital stock, as is set forth opposite such shareholder's name in said Schedule 1.4. The Company acknowledges that each of the shareholders identified in said Schedule 1.4 is a party to a Voting Agreement dated on or about the date of this Agreement and executed by such Shareholders to and for the benefit of Lender and Guarantor as a material inducement to Lender and Guarantor to enter into this Agreement.

     2.   RELEASE.

          2.1 BY LENDER. Subject to completion of the deliveries called for in Section 4 and further subject to the succeeding sentence, this Agreement shall be Lender's discharge and release of

Borrower from each and every obligation evidenced by the Loan Agreement, and Lender shall make no demand on or claim against Borrower in respect of such obligations. Nothing herein is intended, nor should it be construed, to release or terminate the Security Instruments, each which shall remain in full force and effect.

          2.2 BY BORROWER. Subject to completion of the deliveries called for in Section 4 and further subject to the succeeding sentence, this Agreement shall be Borrower's discharge and release of Lender from each and every obligation evidenced by or arising under the Loan Agreement, and Borrower shall make no demand or claim against Lender in respect of such obligations. Nothing herein is intended, nor should it be construed, to release or terminate the Security Instruments, each of which shall remain in full force and effect.

     3. CREDIT ACCOMMODATIONS. Subject to completion of the deliveries called for in Section 4, and provided that no Event of Default exists hereunder or under the Reimbursement Agreement (defined at Section 4.1), Guarantor shall maintain in effect, and shall duly and timely perform each of its obligations under, the Guarantee and the Pledge Agreement, as and to the extent necessary to cause the BNW Credit Line to remain available to the Company for a term ending August 27, 1999.

     4. DELIVERIES. Contemporaneously with execution and delivery of this Agreement, and as a condition precedent to its efficacy:

          4.1  BY BORROWER. Borrower shall execute and deliver:

               (a) to Lender, Borrower's promissory note in the form of Exhibit A, in the original principal amount of $2,100,000 (the "Term Note");

               (b) to Guarantor, Borrower's Reimbursement Agreement in the form of Exhibit B (the "Reimbursement Agreement").

          4.2  BY LENDER.  Lender shall:

               (a) execute and deliver to Guarantor an Assignment of Interest in Security Agreement in the form of Exhibit C;

               (b) execute and cause to be filed with the Oregon Secretary of State and Multnomah County Recorder a UCC-3 financing statement, reflecting the assignment described in clause (a); and

               (c) mark the Demand Note "Paid" and deliver the same to Borrower.

     5. SECURITY AGREEMENT. Borrower hereby acknowledges that (a) by the Assignment of Interest in Security Agreement required to be executed and delivered at Section 4.2(a), Lender has assigned to Guarantor an undivided interest in Lender's rights and interest as the secured party under the Security Agreement, (b) Lender and Guarantor are both secured parties under the Security Agreement, each vested with full power and authority thereunder, whether acting together or unilaterally, to exercise all rights and enjoy all remedies afforded the secured party thereunder, (c) the Term Note, and all amounts advanced, accruing or that might otherwise come due thereunder or under this Agreement, constitute "Indebtedness" under Section 2 of the Security Agreement and payment and performance thereof is therefore secured by the Security Instruments, and (d) the Reimbursement Agreement, and all amounts that come due thereunder from Borrower to Guarantor, constitute "Indebtedness" under Section 2 of the Security Agreement and payment and performance thereof is therefore secured by the Security Instruments.

6.   BORROWER'S COVENANTS.

          6.1 GRANT OF ADDITIONAL SECURITY INTERESTS. Except with Lender and Guarantor's prior written consent, (a) Borrower shall not incur any indebtedness other than (i) trade debt in the normal course of business and in accordance with all agreements binding on Borrower, and (ii) the Term Note and BNW Credit Line, and (b) Borrower shall not create, or suffer the creation or existence of, any pledge, mortgage, lien, hypothecation or assignment for security of any of its property or assets (including, without limitation, the collateral under the Security Agreement), except that Borrower may create or suffer to be created or exist the liens and encumbrances described in Schedule 6.1 (the "Permitted Encumbrances").

          6.2 MISREPRESENTATIONS. Borrower shall not make to Lender or Guarantor, and Borrower shall not furnish to Lender or Guarantor any certificate or other document that contains, any untrue statement of a material fact, nor shall any such certificate or other document omit a material fact necessary to make the statements made therein not misleading.

          6.3  FINANCIAL STATEMENTS AND REPORTS.

               6.3.1 FINANCIAL STATEMENTS. On or before March 31 of each year, commencing March 31, 1999, Borrower shall deliver to Lender and Guarantor Financial Statements (defined below) for the preceding year ended December 31. On or before the tenth day of each October, January, April and July, commencing upon execution of this Agreement for the report due October 10, 1998, or at such other times as Borrower, Lender and Guarantor may agree, Borrower shall deliver to Lender and Guarantor interim Financial Statements for the preceding calendar quarter together with Borrower's cash flow projections for the ensuing twelve (12) months.

               6.3.2     DEFINITION.    "Financial Statements" shall in each
case be prepared in reasonable detail and in accordance with generally accepted accounting principles applied consistently with past periods, if pertaining to a fiscal year end shall be prepared and certified by Borrower's independent public accountants, such certification to contain no qualifications concerning the scope of the audit and only such other qualifications as are reasonably acceptable to Lender and Guarantor, and shall include Borrower's balance sheet, statements of income and expense, of changes in equity, and of changes in financial position, cash flow, reserves, and comparison to budget(s), in each case together with all notes and schedules thereto.

          6.4 PRESERVATION OF EXISTENCE. Borrower shall preserve and maintain, and cause to be preserved and maintained, the existence, licenses, rights, franchises and privileges of the Borrower, in the jurisdiction(s) of its formation, and all material authorizations, consents, approvals, orders, licenses, permits, or exemptions from, or registrations with, any governmental agency that are necessary for the transaction of Borrower's business.

          6.5 COMPLIANCE WITH LAWS. Borrower shall comply with the requirements of all applicable laws, and orders of any governmental agency, noncompliance with which could materially and adversely affect the business, operations or condition (financial or otherwise) of Borrower, or Borrower's business or assets.

          6.6 COMPLIANCE WITH AGREEMENTS, DUTIES AND OBLIGATIONS. Borrower shall promptly and fully comply with all its agreements, duties and obligations under any material agreements, indentures, leases or instruments to which it is a party.

          6.7 PAYMENT OF TAXES AND CLAIMS. Borrower shall pay, before they become delinquent:

               (a) All taxes, assessments and governmental charges or levies imposed upon Borrower or any of the assets of Borrower; and

               (b) All claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, and other like persons that, if unpaid, might result in the creation of a lien upon the property or assets of Borrower; PROVIDED, however, that none of the foregoing need be paid while being contested in good faith so long as Borrower's title to, and its right to use, its assets is not materially and adversely affected thereby, and so long as adequate reserves are maintained for such claims.

          6.8 INSPECTION. Borrower shall permit Lender and Guarantor, upon reasonable notice to Borrower, to examine or audit Borrower's books of account and records and to copy and take extracts therefrom and to discuss Borrower's affairs, finances or accounts with Borrower and Borrower's financial and legal advisors, and to be advised as to the same by the officers of Borrower, in such detail and through such agents and representatives as Lender or Guarantor may reasonably desire.

          6.9 NOTICE OF DEFAULT. Borrower shall promptly notify Lender and Guarantor if it learns that an Event of Default (defined at Section 8) has occurred or that there exists any fact or circumstance that, with notice, the passage of time, or both, would constitute an Event of Default, and shall specify with particularity the nature of such Event of Default, the period of existence of such Event of Default, and the actions Borrower is taking or proposes to take with respect thereto. Without limiting the generality of the foregoing, Borrower shall notify Lender and Guarantor under this Section
6.9 in the following circumstances:

               (a) of any material delay in Borrower's performance of any of its obligations owing to any creditor or customer, and of any assertion of any claims, offsets, defenses or counterclaims by any creditor or customer other than offsets that are customary and ordinary in Borrower's business;

               (b) of any material adverse information relating to the financial or other condition of any customer of Borrower including, without limitation, any customer's insolvency, inability to pay its debts as they come due, filing for protection from creditors, or voluntary or involuntary filing of a bankruptcy or similar petition under any state or federal law;

               (c) if Borrower receives notice of deficiency in the payment of any tax, or of lien, levy, or assessment of record with respect to all or any substantial portion of assets by the United States, any department, agency, or instrumentality thereof, of by any state, county, municipal, or other governmental agency.

          6.10 DISCLOSURE OF MATERIAL LITIGATION. Borrower shall promptly notify Lender and Guarantor of any litigation or other action, suit or proceeding, before any court or governmental agency, to which Borrower is a party if the amount at risk in connection therewith that is not fully covered by insurance exceeds $25,000.00; if such litigation, regardless of the amount in controversy, relates to or arises from the collateral under the Security Agreement; or if, in the reasonable opinion of Borrower, such litigation otherwise is material. Thereafter, Borrower shall keep Lender and Guarantor apprised of the status of such litigation or other such action, suit or proceeding in such manner as Lender and Guarantor may reasonably request.

          6.11 ADDITIONAL ACTS. In addition to the acts that Borrower is obligated to perform under this Agreement, Borrower shall from time to time perform, execute and deliver to Lender and/or Guarantor any and all such further acts, additional documents, or further assurances as may be reasonably necessary or proper to: (a) implement the intent of the parties to this Agreement; (b) correct any errors in this Agreement, under the Term Note, under the Reimbursement Agreement or under the Security Instruments;
(c) assure Lender and Guarantor of the validity and priority of the liens they hold pursuant to this Agreement and the Security Instruments; (d) create, perfect, preserve, maintain and protect the liens and security interests created or intended to be created by the Security Instruments; or
(e) provide the rights and remedies to Lender and Guarantor that are contemplated by this Agreement, the Term Note, the Reimbursement Agreement and the Security Instruments.

     7. FEES AND EXPENSES. Borrower shall pay directly when due, or shall reimburse to Lender and/or Guarantor on demand, all of Lender and Guarantor's reasonable out-of-pocket costs and expenses, to the extent incurred by Lender or Guarantor in connection with the negotiation, preparation, review, carrying out, amendment, waiver, refinancing, restructuring, reorganization and enforcement of, and collection pursuant to, this Agreement, any advance or disbursement under the Term Note, any advance to Bank in respect of the Guarantee, any substitution of security under this Agreement or the Security Instruments, and any amendment of any financing statement made or given pursuant to this Agreement or the Security Agreement including, without limitation, Lender and Guarantor's reasonable attorneys' fees; fees of Lender and Guarantor's certified public accountants and other outside experts; credit reports; appraisal fees; lien searches; escrow charges; recording or filing fees; insurance premiums; inspection, due diligence and/or audit fees before execution hereof and periodically during the term hereof; and any and all other expenses or charges incurred in connection hereof.

     8.   EVENTS OF DEFAULT.  Any of the following events is an Event of
Default:

               8.1 If any payment due under this Agreement is not paid within five (5) days of the date upon which notice of default in the making of such payment was given to Borrower.

               8.2 If there occurs an Event of Default under the Term Note, the Reimbursement Agreement or the Security Instruments, or any of them, as the term Event of Default is defined in such document.

               8.3 If any representation made herein, or under any other document or instrument delivered by Borrower to Lender or Guarantor in connection herewith or pursuant hereto, shall be false in any material respect when made, or if any warranty made herein, or under any other document or instrument delivered by Borrower to Lender or Guarantor in connection herewith or pursuant hereto, shall be breached in any material respect.

               8.4 If Borrower shall breach a covenant set forth at Section 6.1, 6.9 or 6.10.

               8.5 If any of the following should occur: (i) Borrower becomes insolvent, makes a transfer in fraud to, or an assignment for the benefit of, creditors, or admits in writing its inability, or is unable, to pay debts as they become due; or (ii) a receiver, custodian, liquidator, or trustee is appointed for all or substantially all of the assets of Borrower or for any portion of Borrower's accounts receivable, or any such receiver or trustee is appointed in any proceeding brought against Borrower or Borrower's accounts receivable and such appointment is not promptly contested or is not dismissed or discharged within one hundred twenty (120) days after such appointment, or Borrower consents or acquiesces in such appointment; or (iii) Borrower files a petition for relief under the Federal Bankruptcy Code, as amended, or under any similar law or statute of the United States or any state thereof; or (iv) a petition against Borrower is filed commencing an involuntary case under any present or future Federal or state bankruptcy or similar law and such petition is not dismissed or discharged within one hundred twenty (120) days after the filing thereof; or (v) any composition, rearrangement, liquidation, extension, reorganization, or other relief of debtors now or hereafter existing is requested by Borrower; or (vi) Borrower is dissolved and liquidated or all or substantially all of the assets of Borrower are sold or otherwise transferred.

               8.6 If Borrower fails to comply with any requirement of any governmental authority, of which Borrower receives written notice, within the time period specified for compliance in such notice or, if no time period is specified, within thirty (30) days following Borrower's receipt of such notice.

               8.7 If Borrower shall fail to perform any other obligation contained in this Agreement within fifteen (15) days after notice from Lender or Guarantor specifying the nature of the failure or default or, if the failure or default cannot be cured within fifteen (15) days, failure within such time to commence and pursue with reasonable diligence curative action. No notice of default and opportunity to cure shall be required or given if during the preceding twelve (12) calendar months Lender or Guarantor has sent a notice to Borrower concerning a default in performance of the same obligation.

               8.8 If a default shall occur under any material agreement, indenture, lease or instrument to which Borrower is a party or to which any of its properties or assets is subject, after giving effect to any notice and cure period to which Borrower may be entitled thereunder.

     9.   GENERAL PROVISIONS.

          9.1 GOVERNING LAW. This Agreement shall be enforced and construed in accordance with the laws of Oregon and Borrower waives the right to be sued elsewhere.

          9.2 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon Borrower and the successors and legal representatives of Borrower, and shall inure to the benefit of Lender and Guarantor and the successors, assigns and legal representatives of each. All references herein to Lender or Guarantor shall include, as applicable, any subsequent owner and/or holder of this Agreement, the Term Note, the Reimbursement Agreement and the Security Instruments, or any interest in any of them.

          9.3 CUMULATIVE REMEDIES. Each of Lender and Guarantor's rights, remedies and recourse under this Agreement, the Term Note, the Reimbursement Agreement and the Security Instruments is separate and cumulative and may be pursued separately, successively or concurrently, is non-exclusive and the exercise of any one or more of them shall in no way limit or prejudice any other legal or equitable right, remedy or recourse to which Lender or Guarantor may be entitled.

          9.4 MODIFICATIONS. No provision hereof shall be modified or limited by course of conduct, usage of trade, by the law merchant or in any other manner except by a written agreement expressly referring hereto and to the provision so modified or limited and signed by Borrower, Lender and Guarantor.

          9.5 SEVERALTY. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

          9.6 NOTICES. All notices or other communications required or permitted hereunder shall be in writing, and shall be personally delivered (including by means of professional messenger service) or sent by registered or certified mail, postage prepaid, return receipt requested, or by facsimile transmission followed by delivery of a "hard" copy, and shall be deemed received upon the date of receipt thereof, as follows:

          If to Lender
          or Guarantor:         c/o Robert M. "Mac" MacTarnahan
                                11416 SW Lynnridge Ave.
                                Portland, OR  97225
                                Telecopy: (503) 646-3782

          With a copy to:   Parisi & Parisi, LLP
                                1630 S.W. Morrison, Suite 100
                                Portland, OR  97205
                                Telecopy: (503) 721-2300
                                Attn:  Robin B. Parisi

          If to Borrower:   Portland Brewing Company
                                2730 NW 31st Ave.
                                Portland, OR  97210
                                Telecopy: (503) 226-2702
                                Attn: Charles Adams

With a copy to:             Schwabe Williamson & Wyatt PC
                                1600-1800 PacWest Center
                                1211 SW 5th Ave
                                Portland, OR  97204
                                Telecopy: (503) 796-2900
                                Attn:  John D. Guinasso

Notice of change of address shall be given by written notice in the manner specified in this Section 9.6.

          9.7 ATTORNEYS' FEES. Should any litigation be commenced between the parties concerning this Agreement or the transactions contemplated hereby, the prevailing party in such litigation shall be entitled, in addition to such other relief as may be granted, to receive from the losing party a reasonable sum as and for its attorneys' fees, at trial, on appeal, in connection with any petition for review, or in any proceeding before a U.S. Bankruptcy Court, said amount to be set by the court before which the matter is heard.

          9.8 NO SEPARATE AGREEMENTS. This Agreement, the Term Note, the Reimbursement Agreement and the Security Instruments contain all of the agreements of Borrower, Lender and Guarantor concerning their subject matter and the rights and obligations of Borrower with respect thereto, and there are no other agreements or understandings concerning the same between Borrower, Lender and Guarantor.

          9.9 ENTIRE AGREEMENT. This Agreement, together with the exhibits listed below and any other document to be furnished pursuant to the provisions hereof embody the entire agreement and understanding of the parties hereto as to the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to in such documents. This Agreement and such documents supersede all prior agreements and understandings among the parties with respect to the subject matter hereof.

               Exhibit A      -    Form of Term Note
               Exhibit B      -    Form of Reimbursement Agreement
               Exhibit C      -    Form of Assignment of Interest under
                                   Security Agreement
               Schedule 1.1   -    Status of Loan Documents
               Schedule 1.2   -    Status of Credit Facilities
               Schedule 1.3   -    List of Financial Statements
               Schedule 1.4   -    List of Certain Shareholders
               Schedule 6.1   -    Permitted Encumbrances

     In witness whereby, the parties have executed this Agreement by and through their duly authorized officers as of the date and year first written above.

                    MACTARNAHAN LIMITED PARTNERSHIP,
                    an Oregon limited partnership

                    By:  Harmer Mill & Logging Supply Co., dba Harmer   Company,
                         its general partner

                         By:      /s/   Robert M. MacTarnahan
                                 -----------------------------
                         Name:   Robert M. MacTarnahan
                         Title:     President


                    HARMER MILL & LOGGING SUPPLY CO.,
                    an Oregon corporation

                    By:    /s/   Robert M. MacTarnahan
                          -----------------------------
                    Title:  President


                    PORTLAND BREWING COMPANY,
                    an Oregon corporation

                    By:    /s/ Charles A. Adams
                          -----------------------------
                    Name:  Charles A. Adams
                    Title:    President

                                   SCHEDULE 1.4
                          LIST OF CERTAIN SHAREHOLDERS

            NAME                                    NUMBER OF SHARES OWNED
            ----                                    ----------------------
Electra Partners, Inc.                180,300 shares plus an option to purchase 43,848.75
                                      shares

Charles A. Adams Family Trust         666,192 shares

Charles A. Adams                      Option to purchase 36,000 shares

Charles Francis Adams III             525 shares

Katherine Maxwell Adams               525 shares

R. M. MacTarnahan                     22,860 shares plus an option to purchase 6,000
                                      shares

Jean MacTarnahan                      600 shares

R. S. MacTarnahan                     Option to purchase 6,000 shares

MacTarnahan Limited Partnership       Warrant to purchase 43,848.75 shares

Black Lake Investments                73,335 shares

Harmer Mill & Logging Co.             765,162 shares

Harco Products, Inc.                  30,000 shares